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                                                                Exhibit 9.1


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                            Voting Trust Agreement

                         With Respect to Capital Stock

                                      of

                        Smith Acquisition Company, Inc.

                       d/b/a Southwest Products Company



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                              Table of Contents
                            Voting Trust Agreement
                         With Respect to Capital Stock
                                      of
                        Smith Acquisition Company, Inc.
                       d/b/a Southwest Products Company

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TOPIC                                                                     PAGE
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
RECITALS..............................................................       1

ORGANIZATION..........................................................       1

ARTICLE 1. - Establishment of Voting Trust............................       1

ARTICLE 2. - Appointment of Voting Trustee............................       2

ARTICLE 3. - Acknowledgement of Obligations...........................       4

ARTICLE 4. - Indemnification and Compensation of Voting Trustee.......       6

OPERATIONS............................................................       7

ARTICLE 5. - Actions by the Voting Trustee............................       7

ARTICLE 6. - Voting Discretion........................................       7

ARTICLE 7. - Sale of Corporation......................................       8

ARTICLE 8. - Export Control Safeguards................................       9

CONTACTS AND VISITS...................................................      10

ARTICLE 9. - Regulated Meetings, Visits and Communications............      10

ADMINISTRATION........................................................      11

ARTICLE 10. - Deposit of Shares.......................................      11

ARTICLE 11. - Voting Trust Certificates...............................      12

ARTICLE 12. - Replacement of Voting Trust Certificates................      12

ARTICLE 13. - Shares Held by Voting Trustee...........................      12

ARTICLE 14. - Dividends...............................................      13

ARTICLE 15. - Notices.................................................      13

ARTICLE 16. - Inconsistencies with Other Documents....................      14

ARTICLE 17. - Governing Law; Construction.............................      14

TERMINATION...........................................................      14

ARTICLE 18. - Termination and.........................................      14

ARTICLE 19. - Actions Upon............................................      15

ARTICLE 20. - Place of Filing.........................................      15

EXECUTION..................................................... 15
ARTICLE 21. - Execution....................................... 15

                            VOTING TRUST AGREEMENT
                         WITH RESPECT TO CAPITAL STOCK
                                      OF
                        SMITH ACQUISITION COMPANY, INC.
                       D/B/A SOUTHWEST PRODUCTS COMPANY


           This Voting Trust Agreement, (the "Agreement") is made this 31st day of December, 1998, by and between Sunbase Asia, Inc., a Nevada corporation ("Sunbase"), Smith Acquisition Company, Inc. d/b/a Southwest Products Company, a California corporation, (the "Corporation"), and Samuel T. Mok, and any of his successors appointed as provided in the Agreement (the "Voting Trustee").

                                   RECITALS

           WHEREAS, the Corporation is duly organized and existing under the laws of the State of California, and has an authorized capital of 10,000,000 shares, all of which are common voting shares, no par value per share, and of which 9,450,000 shares are issued and outstanding (the "Shares"); and

     WHEREAS, Sunbase owns all the Shares of the Corporation; and

           WHEREAS, the Corporation's business consists of the manufacture of precision bearings which the Corporation sells, in part, to contractors and subcontractors of the United States Department of Defense; and

           WHEREAS, in order to address concerns about foreign ownership, control or influence that have been raised in the investigation of Sunbase's acquisition of the Corporation by the Committee for Foreign Investment in the United States ("CFIUS") under 31 C.F.R. (S) 800.501 et seq., all parties
                                                          -- ---
hereto have agreed that voting control of the Shares and the control
(except as otherwise specifically provided for herein), operation and management of the Corporation should be vested in the Voting Trustee who is a United States citizen.

           NOW THEREFORE, it is expressly agreed by and among the parties hereto that a voting trust in respect of the Shares is hereby created and established, subject to the following terms and conditions, to which all of the parties hereto expressly assent and agree:

                                 ORGANIZATION

           ARTICLE 1. - Establishment of Voting Trust

     1.1. A voting trust is hereby deemed established pursuant to the terms of the Agreement and in accordance with Section 706(b) of the California Corporation Code.

     1.2. Each of Roger Li and Peter Lam, the only Foreign Persons, within the meaning of 31 C.F.R. (S) 800.213, serving as officers and/or directors of the Corporation, have tendered their resignations from such positions with the Corporation which resignations will become effective upon the establishment of this voting trust.

                  ARTICLE 2. - Appointment of Voting Trustee

     2.1. Sunbase shall nominate the initial Voting Trustee. The Voting Trustee shall be a resident United States citizen and have had no prior contractual, material financial or employment relationship with the Corporation or any Affiliate of the Corporation. CFIUS shall receive notice of the selection of the Voting Trustee. The Voting Trustee shall be acceptable to the Department of Defense ("DOD"). The Voting Trustee will be someone who has no current or prior contractual, material financial, or employment relationship with the Government of the People's Republic of China or any entity thereof, or any political party of the People's Republic of China, provided that the Voting Trustee's prior
                                   -------------
relationship with the entities identified on Schedule A to the Agreement shall not be deemed a violation of this provision and without implying that such entities would fall within the foregoing prohibition. During his tenure as Voting Trustee, the Voting Trustee will not enter into any of the aforementioned relationships. The Term "Affiliate" shall mean, with respect to any entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity. The term "Person" shall mean any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization.

     2.2. Sunbase may remove the Voting Trustee only for (i) gross negligence or willful misconduct while in office or (ii) acts in violation of the Agreement, including Section 5.2 and Article 7. Sunbase may remove a Voting Trustee for such acts by an instrument signed by or on behalf of Sunbase and filed with the Corporation at its principal office in Irwindale, California and with the Voting Trustee at the following address: Samuel T. Mok, 1330 Connecticut Avenue, N.W., Washington, D.C. 20036. Sunbase will notify CFIUS and the Voting Trustee 20 days prior to filing such instrument. Such removal shall not be effective until the appointment of a successor Voting Trustee who is qualified to serve hereunder.

     2.3. The Voting Trustee may at any time resign by submitting to the Corporation at its principal office in Irwindale, California and to Sunbase, a resignation in writing with a copy to CFIUS. Such resignation shall be effective on the date of resignation stated by the Voting Trustee provided that the resignation shall not be effective until the appointment of a successor Voting Trustee who is qualified to serve hereunder and is acceptable to DOD. No formal acceptance of resignation by the Corporation or Sunbase is necessary to make the resignation effective. Upon the effectiveness of such resignation, the Voting Trustee's obligations and responsibilities under the Agreement are completed.

     2.4. Nomination and appointment of a successor Voting Trustee shall be accomplished as follows:

          a. In the event of a death, tender of resignation, removal or inability to act of the Voting Trustee, a vacancy shall be deemed to exist in the office, and the Corporation shall give prompt written notice of that fact to Sunbase and CFIUS. Sunbase shall promptly nominate a successor Voting Trustee using its Best Efforts and diligence, and shall notify CFIUS of the nominee. In the event that a nominee is unacceptable to DOD, or CFIUS and Sunbase cannot

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resolve comments provided by CFIUS pursuant to Section 2.4.b, below, Sunbase shall use its Best Efforts and diligence to nominate an alternate successor Voting Trustee.

               For purposes of the Agreement, the term "Best Efforts," signifies performance of duties consistent with the reasonable exercise of business judgment and in good faith, in the manner believed to be in the best interests of the Corporation and Sunbase, the beneficiary of the trust, with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

          b. Any nominee for the position of successor Voting Trustee must be acceptable to DOD. CFIUS shall have an opportunity to comment on any nominee for the position of successor Voting Trustee. CFIUS will notify Sunbase of any comments or any DOD non-acceptance within 20 business days of receipt of the nomination of a successor Voting Trustee. Each nominee shall satisfy the criteria for the Voting Trustee set forth in Section 2.1 If CFIUS does not notify Sunbase of any comments or any DOD non-acceptance within 20 business days of notification of nomination, CFIUS shall be deemed to have no comments and DOD shall be deemed to have accepted the nominee.

          c. Any nomination and appointment of a successor Voting Trustee shall be made by an instrument in writing signed an authorized representative of Sunbase. Counterparts of such instrument shall be delivered to the Corporation and CFIUS as provided in Section 15.1.

    2.5. Appointment by any successor Voting Trustee as provided above may only be accomplished by his agreement to be bound by the terms of the Agreement on file at the Corporation's principal office in Irwindale, California, with a copy to Sunbase and CFIUS. Upon such appointment, such successor Voting Trustee shall be vested with all the rights, powers, authority and immunities herein conferred upon the Voting Trustee by the Agreement as though such successor had been originally a party to the Agreement as a Voting Trustee. The term "Voting Trustee" as used in the Agreement and in the Voting Trustee Certificates issued hereunder shall apply to and mean the original Voting Trustee who is party hereto, and his successors in such capacity.

    2.6. On the death, tender of registration, removal or disability of a Voting Trustee, the Vice Chairman of the Board of Directors of the Corporation (the "Board") or, if there is no Vice Chairman, the chief executive officer of the Corporation shall, upon prompt written notice to Sunbase and CFIUS, be automatically vested with all rights, powers, responsibilities, authorities and immunities of the Voting Trustee for a period not to exceed 30 days or until a successor Voting Trustee is appointed in accordance with the terms of Section
2.4. The interim Voting Trustee must be a U.S. citizen.

                   ARTICLE 3. -  Acknowledgement of Obligations

     3.1. The Voting Trustee shall nominate and vote for himself to become a Director of the Corporation. The Voting Trustee may appoint or remove other Director in his sole discretion. Any such Directors appointed by the Voting Trustee shall be United States citizens and shall satisfy the criteria set forth in Section 2.1 for the Voting Trustee. The Board shall elect a Chairman, who shall be the Voting Trustee. The Corporation shall amend its articles of incorporation and/or bylaws (or similar organizational documents) as necessary to permit the foregoing.

     3.2.  a.   The terms of compensation for the Voting Trustee shall be
negotiated between the Voting Trustee and Sunbase and paid by the Corporation

           b. The Voting Trustee shall not, without prior express written consent of Sunbase, permit the Corporation to adopt any agreement, plan, provision or understanding which would entitle any non-Voting Trustee director, officer or employee of the Corporation to compensation or benefits occasioned by either a change of ownership or control of the Corporation or by that person's voluntary resignation or involuntary removal, in excess of what such person would receive on the occurrence of such event under agreements and policies of the Corporation in force as of the date of the Agreement or as approved by Sunbase.

     3.3. The Voting Trustee agrees to perform the duties and be bound by all provisions of the Agreement and to exercise the powers and perform the duties set forth herein according to his Best Efforts.

     3.4.  a.   The Voting Trustee agrees that, in order to be qualified under the Agreement, he must have had no prior contractual, material financial or employment relationship with either the Corporation or any of its Affiliates prior to his appointment. The Voting Trustee further agrees, in order to maintain his qualification as a Voting Trustee, not to establish any contractual, material financial or employment relationships of any kind with Sunbase or any of its Affiliates during the term of this Agreement, except as may be required or permitted by the Agreement. The Voting Trustee will be someone who has no current or prior contractual, material financial, or employment relationship with the Government of the People's Republic of China or any entity thereof, or any political party of the People's Republic of China, provided that the Voting Trustee's prior relationship with the entities identified on Schedule A to the Agreement shall not be deemed a violation of this provision and without implying that such entities would fall within the foregoing prohibition. During his tenure as Voting Trustee, the Voting Trustee will not enter into any of the aforementioned relationships.

           b. The Voting Trustee and any successor Voting Trustee shall reside within the United States during the term of the Agreement so long as he is a Voting Trustee.

     3.5. The Voting Trustee, in recognition of his obligations under the Agreement, agrees:

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          a.   that the Shares are being placed in a Voting Trust as a security measure designed to insulate the Corporation from any foreign control or influence that may arise from Sunbase's ownership of the Shares;

          b. that the Voting Trustee, in his role as Chairman of the Board of Directors of the Corporation will exercise his Best Efforts to ensure that the Corporation complies with all relevant U.S. laws, including but not limited to the export control laws and regulations.

          c. that the United States Government is placing its reliance upon the Voting Trustee as a United States citizen to exercise independently all prerogatives of ownership of the Corporation;

          d. not to accept direction from Sunbase on any matter before the Voting Trustee or the Board and not to permit Sunbase to exercise any control or influence over the business or management of the Corporation except as provided in the Agreement;

          e. to ensure that each principal officer of the Corporation fully understands his responsibility to exercise all prerogatives of management with complete independence from any foreign influence or control;

          f. that each principal officer of the Corporation be furnished a policy statement on foreign ownership and control stating that management has complete independence from Sunbase; that each principal officer of the Corporation is barred from taking any action that would countermand the Agreement; and that any suspected violation of the Agreement be reported immediately to the Chairman of the Board; and

          g. to maintain records, journals, and minutes of meetings and copies of all communications sent or received by the Voting Trustee in the execution of his duties.

     3.6. The Voting Trustee shall appoint an independent financial auditor to conduct an annual audit of the Corporation's books and records. Unless the Voting Trustee determines it to be not in the best interest of the Corporation, the Voting Trustee shall use the auditor used by Sunbase for its annual audits. The Voting Trustee shall advise Sunbase of such action. Upon completion of the audit and review by the Voting Trustee, and subject to the removal of any information not releasable under the Agreement, the audit report shall be forwarded to Sunbase.

     3.7 The Voting Trustee shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

          a. One or more officers or employees of the Corporation whom the Voting Trustee believes to be reliable and competent in the matters presented;

          b. legal counsel, independent accountants or other persons as to matters which the Voting Trustee believes to be within such person's professional or expert competence; and

          c. a committee composed of members of the Board upon which the Voting Trustee does not serve, as to matters within its designated authority, which committee the Voting Trustee believes to merit confidence, so long as, in any such case, the Voting Trustee acts in good faith, after reasonable inquiry when the need therefore is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

     3.8 The Voting Trustee shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be construed from this Agreement.

        ARTICLE 4. - Indemnification and Compensation of Voting Trustee

     4.1. The Voting Trustee assumes no liability as shareholder. The Voting Trustee in voting the Shares and in his capacity as director of the Corporation shall vote and act on all matters in accordance with his Best Efforts; but the Voting Trustee assumes no responsibility in respect to any action taken by him or taken in pursuance of his vote so cast, and the Voting Trustee shall not incur any responsibility by reason of any error in law, mistake of judgment or any matter or thing done or suffered or omitted to be done under this Agreement, except for his own individual gross negligence or willful misconduct.

     4.2. The Voting Trustee shall not be liable for the default or misconduct of any agent or attorney appointed by him in pursuance hereof if such agent or attorney shall have been selected with reasonable care.

     4.3. The Corporation and Sunbase jointly and severally shall indemnify and hold the Voting Trustee harmless from any and all claims arising from or in any way connected to his performance as a Voting Trustee, officer or director of the Corporation under the Agreement except for his own individual gross negligence or willful misconduct. The Corporation and Sunbase shall advance fees and costs as incurred in connection with the defense of any such claim. The terms of this provision shall survive the termination of the Agreement.

     4.4. The compensation, reasonable and necessary travel expenses and other expenses paid or incurred by the Voting Trustee in the administration of his Voting Trustee duties, including the reasonable expenses incurred to retain legal counsel including counsel to assist with the Corporation's compliance with U.S. laws and regulations, including U.S. export control laws, shall be borne and promptly paid by the Corporation upon submission to it of reasonably detailed documentation as appropriate. The Corporation hereby agrees to promptly pay such compensation, travel expenses and other expenses.

     4.5. The Corporation shall purchase Directors and Officers liability insurance from a mutually acceptable insurance provider and in an amount acceptable to the Voting Trustee. Sunbase shall guarantee the payment of the premium of such insurance.

     4.6. Sunbase agrees to pay (or reimburse the Voting Trustee for) all reasonable closing costs relating to the execution and delivery of this Agreement and the reasonable compensation, expenses and disbursements of such legal counsel, financial advisors and brokers that the Voting Trustee is permitted to employ pursuant to Section 7.2 of this Agreement.

                                  OPERATIONS

                  ARTICLE 5. - Actions by the Voting Trustee

     5.1. No proxy to vote the Shares may be given to, or voted by, any person other than the Voting Trustee.

     5.2. The Voting Trustee shall act in good faith in a manner the Voting Trustee believes to be in the best interests of the Corporation and Sunbase, the beneficiary of the trust, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

                        ARTICLE 6. - Voting Discretion

     6.1. Except as otherwise provided in the Agreement, the Voting Trustee shall possess and shall be entitled to exercise in his sole and absolute discretion, with respect to any and all of the Shares at any time covered by the Agreement, the right to vote the same or to consent to any and every act of the Corporation in the same manner and to the same extent as if the Voting Trustee were the absolute owner of such Shares in his own right. All decisions and actions by the Voting Trustee pursuant to the Agreement shall be based on his independent judgment. All decisions and actions by the Voting Trustee shall be free of any control or influence from Sunbase in any manner whatsoever except as specifically permitted in the Agreement.

     6.2. In addition to the general authorities conferred by Section 6.1 above, and unless such actions would conflict with the relevant provisions of the California Corporations Code or this Agreement, the Voting Trustee is specifically authorized in the exercise of his sole and absolute discretion with respect to any and all of the Shares to vote for or consent to:

          a.   the election of directors of the Corporation;

          b. any increase, reduction or reclassification of the capital stock of the Corporation;

          c. any changes or amendments in or to the Articles of Incorporation or Bylaws of the Corporation involving matters other than those necessary pursuant to Section 6.3 below;

          d. the sale or disposal of the property, assets or business of the Corporation other than that prohibited in Section 6.3 below;

          e. the pledging, mortgaging or encumbering of any assets of the Corporation, except as described in Section 6.3 below; and

          f. any action with respect to the foregoing, or any other matter affecting the Corporation and not specifically described in Section 6.3 below, which Sunbase might lawfully exercise.

     6.3. Anything in this Agreement to the contrary notwithstanding, the Voting Trustee is not authorized to take any of the following actions without the express written approval of Sunbase:

          a. the sale or disposal, in any manner, of capital assets or business of the Corporation where an individual sale or disposition exceeds 25% of the assets of the Corporation or where sales or dispositions in the aggregate exceed 45% of the assets of the Corporation;

          b. the pledging, mortgaging or encumbering of the assets of the Corporation for purposes other than obtaining working capital;

          c. any merger, consolidation, reorganization or dissolution of the Corporation; or

          d. the filing or making of any petition under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.

     6.4. The Voting Trustee agrees that he shall, upon written request by Sunbase, take such action or actions as are necessary to recommend, authorize or approve any of the actions specified in Section 6.3. The Voting Trustee shall consult with Sunbase concerning such action so that Sunbase may have sufficient information to ensure that all such actions will be taken in accordance with applicable United States laws and regulations. Any action of the Voting Trustee with respect to the matters specified in Section 6.3 which is taken without the approval of Sunbase shall be void and shall have no effect.

                        ARTICLE 7.-Sale of Corporation

     7.1. The Voting Trustee shall use his Best Efforts to effect a sale of the Corporation, whether by sale of all the Shares, transfer of all the Corporation's assets, merger, consolidation or otherwise (the "Sale"), within a reasonable period of time. The Voting Trustee shall use his Best Efforts to consummate the Sale with any potential qualified buyer identified to the Voting Trustee by Sunbase. Notwithstanding the foregoing, nothing contained in the Agreement shall prevent Sunbase from consummating the Sale on its own.

     7.2. The Voting Trustee may engage legal counsel, financial advisors and brokers, at the expense of Sunbase, to assist with the Sale. Such legal counsel financial advisors and brokers may have previously represented or have provided professional services to the Voting Trustee.

     7.3. Without limiting the generality of Section 6.4, the Voting Trustee shall provide to Sunbase:

          a. written notice of any offer or expression of interest with respect to the Sale promptly upon the Voting Trustee's notification thereof;

          b. monthly reports on the progress of the Sale which shall include a description of the Voting Trustee's efforts to effect the Sale, potential buyers, negotiations and such other information as Sunbase shall request in writing; the Voting Trustee also shall deliver such monthly reports to CFIUS; and

           c. upon the commencement of negotiations of the Sale with any party, telephonic or written notice to Roger Li or such other person or persons as Sunbase shall designate, on a weekly or more frequent basis as the Voting Trustee shall deem necessary to keep Sunbase fully informed of the progress of the negotiations.

     7.4. The Voting Trustee shall not authorize the consummation of the Sale without the express written consent of Sunbase pursuant to Section 6.3.

     7.5. Upon consummation of the Sale, the Voting Trustee shall provide a final report to CFIUS describing the terms of the sale, including the purchase price and the identity of the buyer.

                     ARTICLE 8. - Export Control Safeguards

     8.1. The Board shall ensure that the Corporation complies with all relevant U.S. laws and regulations and that the Corporation maintains policies and procedures to comply with the Export Administration Regulations("EAR") and the International Traffic in Arms Regulations ("ITAR") and implements such policies and procedures.

     8.2. The Board shall exercise its Best Efforts to ensure that the Corporation develops and implements a Technology Control Plan ("TCP"). The TCP shall prescribe measures to prevent unauthorized disclosure or export of goods, services, technology, technical data and information, and other proprietary technology and data subject to regulatory or contractual control by the U.S. Government, consistent with applicable United States laws and regulations ("Controlled Information"). The TCP should include procedures to ensure that visits by foreign persons are handled in accordance with U.S. export control laws and regulations.

     8.3. A Technology Control Officer ("TCO") shall be appointed by the Board and shall be the principal advisor to the Board concerning the protection of Controlled Information. The TCO's responsibility shall include the establishment and administration of all intracompany procedures, including employee training programs, to prevent the unauthorized disclosure or export of Controlled Information and to ensure that the Corporation otherwise complies with the requirements of the EAR and ITAR. The Voting Trustee shall provide the Department of State, Office of Defense Trade Controls with the name of the TCO.

     8.4. Discussions of Controlled Information by the Board shall be held in closed sessions and accurate minutes of such meetings shall be kept and shall be made available only to such authorized individuals as are so designated by the Board.

     8.5. Each member of the Board shall exercise his Best Efforts to ensure that all provisions of the Agreement are carried out and that the Corporation's directors, officers and employees comply with the provisions of the Agreement.

     8.6. The Voting Trustee will provide CFIUS with monthly reports on the status of the Corporation's efforts to resolve the outstanding ITAR compliance issues raised during CFIUS' review and investigation of Sunbase Asia's acquisition of the Corporation.

     8.7 The Board shall ensure that the Corporation submits an export license application to the Department of State before exporting any product or service. However, in the case of those exports where the Corporation believes a Munition License may not be required, the Board shall ensure that the Corporation submits a commodity jurisdiction request. Notwithstanding the foregoing, if the Corporation obtains a commodity jurisdiction decision from the Department of State indicating that a particular product or service is not controlled by the Department of State, the Corporation is not required to submit a license application to the Department of State before exporting that commodity.

                              CONTACTS AND VISITS

           ARTICLE 9.- Regulated Meetings, Visits and Communications

     9.1. With the exception of the information required to be provided in
Section 7.3, the parties to the Agreement hereby agree to abide by the following procedures regarding meetings, visits and communications between the Corporation and any of its Affiliates.

          a. The Voting Trustee shall schedule a meeting once each year with Sunbase. The first meeting shall be on March 31, 1999. Meetings with Sunbase may be held more frequently than once each year only if the Voting Trustee agrees. Representatives of the Corporation may attend these meetings if requested by the Voting Trustee. The Voting Trustee may convene a meeting, either in person or by phone, with Sunbase at any time so long as the agenda is limited to the matters described in Section 6.3 of the Agreement. Controlled Information shall not be disclosed to Sunbase except as specifically authorized by applicable law or regulation. Suggestions or requests of Sunbase representatives present at these meetings shall not be binding on the Voting Trustee or the Corporation. Minutes of meetings in which Sunbase representatives are in attendance shall be prepared and retained by the Voting Trustee.

          b. All proposed visits to the Corporation by any person who represents the Affiliates (including all of the directors, employees, officers, representatives, and agents of each) and all proposed visits to any of its Affiliates by any person who represents the Corporation (including all directors, employees, officers, representatives, and agents) as well as visits between such persons at other locations, must be approved in advance by the Voting Trustee, subject to the Corporation obtaining any necessary export control approvals. All requests for such approval shall be submitted in writing to the Voting Trustee. Although strictly social contacts at other locations between the Corporation's personnel and any individual representing any of its Affiliates are not prohibited, written reports of such visits must be submitted after the fact to the Voting Trustee.

          c. A written request for approval of a visit must be submitted to the Voting Trustee not less than seven (7) days prior to the date of the proposed visit. If any unforeseen exigency precludes compliance with this schedule, such request may be communicated via telephone or other electronic means to the Voting Trustee and promptly confirmed in writing.

The exact purpose and justification for the visit must be set forth in detail sufficient to make a reasonable and prudent evaluation of the proposed visit. Each proposed visit must be individually justified and a separate approval request must be submitted for each.

          d. Upon receipt of a written request for approval of a visit, the Voting Trustee, as soon as possible after such receipt, will indicate approval or disapproval of the request telephonically or by other expeditious means to the visiting parties. Such approval or disapproval will be promptly confirmed in writing.

          e. All other communications of any nature and by any means between the Corporation and any of its Affiliates must be in writing and shall be sent through or to the Voting Trustee.

    9.2. Visits and other communications between the Corporation and any of its Affiliates on such commercial matters as proposed contracts, subcontracts, joint ventures, partnerships, and teaming arrangements shall be approved in advance by the Voting Trustee. Notwithstanding the foregoing, the Corporation shall not provide to any of its Affiliates any Controlled Information.

    9.3. Notwithstanding any other provision of this agreement, the Corporation shall provide to Sunbase in writing through the Voting Trustee monthly financial reports and all information necessary for Sunbase to meet its U.S. legal obligations, including information necessary for the preparation and submission by Sunbase of the required SEC filings and any information that Sunbase is reasonably likely to be required to disclose under applicable U.S. securities law. The Corporation shall also respond in writing through the Voting Trustee to written questions that Sunbase may have concerning information contained in the monthly financial reports. The Voting Trustee and Sunbase shall engage in discussions to determine the format of such reporting.

                                ADMINISTRATION

                         ARTICLE 10. - Deposit of Shares

    10.1. Sunbase agrees that concurrently with the execution and delivery of the Agreement it will transfer and assign to the Voting Trustee all of the Shares and will deposit with the Voting Trustee, the certificates for such Shares, all of which certificates shall be registered in the name of the Voting Trustee or if not registered in the name of the Voting Trustee, shall be duly endorsed in blank or accompanied by proper instructions of assignment and transfer duly executed in blank, and in either case properly stamped for registration of transfer.

                     ARTICLE 11. - Voting Trust Certificates

     11.1. The Voting Trustee shall issue from time to time, in respect of the Shares, Voting Trust Certificates for a like number of Shares. The Voting Trust Certificates shall incorporate or refer to the Agreement and shall be registered in the name of Sunbase or in such name as Sunbase shall specify in writing.

     11.2. The Voting Trust Certificates shall be in a form approved by the Voting Trustee and shall be signed by the Voting Trustee. The Voting Trust Certificates may be transferred by the Voting Trustees in accordance with rules established for that purpose by the Voting Trustee and in accordance with the Agreement.

            ARTICLE 12. - Replacement of Voting Trust Certificates

     12.1. In the event any Voting Trust Certificate becomes mutilated, destroyed, lost or stolen, the Voting Trustee may, in his sole discretion, issue and deliver a new Voting Trust Certificate representing a like number of the Shares. In the case of mutilated Voting Trust Certificates, the mutilated Voting Trust Certificates shall be exchanged and canceled. In the case of destroyed, lost or stolen Voting Trust Certificates, new Voting Trust Certificates shall be issued upon production of evidence of such destruction, loss or theft that is satisfactory to the Voting Trustees, and upon receipt of indemnity satisfactory to them.

                  ARTICLE 13. - Shares Held by Voting Trustee

     13.1. The certificates for the Shares deposited with the Voting Trustee that are not registered in the name of the Voting Trustee shall be surrendered and canceled, and new certificates shall be issued in the name of the Voting Trustee. All certificates issued in the name of the Voting Trustee shall include on their face a statement that the certificates are issued pursuant to the Agreement. The entry of ownership in the books of the Corporation shall also reflect that the certificates are issued pursuant to the Agreement.

     13.2. The Shares shall be held, used and applied by the Voting Trustee and any successors in the Voting Trustee's office for the purposes of and in accordance with the Agreement.

     13.3. The Voting Trustee may cause any Shares at any time held by the Voting Trustee under the Agreement to be transferred to any name or names, other than the Voting Trustee mentioned in the Agreement, if such transfer is necessary by reason of any change in the persons holding the office of Voting Trustee.

     13.4. If additional Shares are acquired by, or issued to, Sunbase, it shall be a condition precedent of such issuance that new certificates be issued in the name of the Voting Trustee. The certificates shall be annotated and reflected in the books of the Corporation as provided in Section 13.1.

     13.5. Nothing in the Agreement shall restrict the right of Sunbase or any successor owner of the Shares from selling, transferring, pledging or otherwise encumbering, all or a portion thereof, subject to the terms and conditions of the Agreement, as appropriate.

Conversely, the Voting Trustee shall not have the power to sell, or transfer or pledge or otherwise encumber the Shares except in accordance with the terms of the Agreement.

                            ARTICLE 14. - Dividends

     14.1. During the term of the Agreement, Sunbase shall remain as the beneficial owner of the Shares and as such shall be entitled from time to time to receive from the Corporation payments equal to cash dividends issued by the Corporation against the Shares represented by the Voting Trust Certificates.

     14.2. In the event that Sunbase shall be entitled to receive any shares as a dividend upon the Shares, Sunbase shall accept and deposit such shares with the Voting Trustee whereupon the Voting Trustee shall issue Voting Trust Certificates against such new Shares.

                             ARTICLE 15. - Notices

     15.1. All notices required or permitted to be given to the parties to the Agreement shall be given by mailing the same in a sealed postpaid envelope, via registered or certified mail, or sending the same by courier or facsimile, addressed to the addresses shown below, or to such other addresses as the parties may designate from time to time pursuant to this Section:

For the Corporation:     Smith Acquisition Company, Inc.
                         d/b/a Southwest Products Company
                         2240 Buena Vista
                         Irwindale, California 91010
                         P.O. Box 1028
                         Monrovia, California 91017-1028
                         Attention: William R. McKay
                         Telephone: 818/358-0181
                         Facsimile: 818/303-6141

For Sunbase:             Sunbase Asia, Inc.
                         19/F, First Pacific Bank Centre
                         51-57 Gloucester Road
                         Wanchai
                         Hong Kong
                         Attention: Roger Li
                         Telephone: 852-2865-1511
                         Facsimile: 852-2865-4293

For the Voting Trustee:  Samuel T. Mok
                         1330 Connecticut Avenue, N.W.
                         Suite 210
                         Washington, D.C. 20036
                         Telephone: 202/828-2614
                         Facsimile: 202/789-4117

For CFIUS:               Committee for Foreign Investment in the United States
                         c/o Gay Sills Hoar
                         Director, Office of International Investment
                         Department of the Treasury
                         1500 Pennsylvania Avenue, N.W.
                         Washington, DC 20220
                         Telephone: 202/622-9066
                         Facsimile: 202/622-0391

              ARTICLE 16. - Inconsistencies with Other Documents

     16.1. In the event that any resolution, regulation or bylaw of any of the parties to the Agreement is found to be inconsistent with any provision hereof, the terms of the Agreement shall control. This provision does not apply to the employment agreement entered into on January 16, 1996 between William R. McKay, the Corporation and Sunbase.

                   ARTICLE 17. - Governing Law; Construction

     17.1. The Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to conflict of laws principles.

     17.2. In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.

                                  TERMINATION

                         ARTICLE 18. - Termination and
                          Amendment of the Agreement

     18.1. The Agreement shall automatically be terminated without any action of or notice by any party hereto upon the consummation of the Sale in accordance with Article 7 provided that termination shall not occur until Article 7.5 has been fully implemented.

     18.2. The Agreement may be amended by an agreement in writing executed by all the parties hereto, subsequent to notice to CFIUS after a 30-day comment period.

     18.3. The Voting Trustee is authorized to consult with Sunbase concerning any proposed amendments to, or termination of the Agreement.

                           ARTICLE 19. - Action Upon
                         Termination of the Agreement

     19.1. Upon termination of the Agreement, the Voting Trustee, in exchange for and upon surrender of any Voting Trust Certificates then outstanding shall, in accordance with the terms hereof, deliver certificates representing capital stock of the Corporation in the amount called for by such Voting Trust Certificate to the registered holder thereof and the entry of ownership in the books of the Corporation shall reflect the termination of the Agreement. Nothing in this Article 19, or elsewhere in this Agreement contained, shall be construed to deprive the Voting Trustee of the right as record holder or holders of the deposited Shares to vote the same and to execute consents with respect thereto, notwithstanding the termination of this Agreement, so long as he shall continue to be record holders thereof.

     19.2. Upon termination of the Agreement as above provided, and delivery by the Voting Trustee of any stock or other property then held hereunder in exchange for outstanding Voting Trust Certificates as provided in this Article 19, all further obligations or duties of the Voting Trustee under this Agreement or any provision hereof shall cease.

                         ARTICLE 20. - Place of Filing

     20.1. Until the termination of the Agreement, one original counterpart shall be filed at the principal office of the Corporation, located in Irwindale, California.

                                   EXECUTION

                            ARTICLE 21. - Execution

     21.1. The Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument. All parties to the Agreement are entitled to retain an executed counterpart of the Agreement.

           IN WITNESS WHEREOF, each party hereto has executed, or has caused its duly authorized representative to execute, this Voting Trust Agreement as of the date first above written.

                                     SUNBASE ASIA, INC.



                                     By: /s/ MR. ROGER LI
                                        -----------------------------------
                                     Name:  MR. ROGER LI
                                     Title: DIRECTOR & CFO


                                     SMITH ACQUISITION COMPANY, INC.
                                     D/B/A SOUTHWEST PRODUCTS COMPANY



                                     By: /s/ William McKay
                                        -----------------------------------
                                     Name:  William McKay
                                     Title: President, CEO



                                     VOTING TRUSTEE



                                     By: /s/ Samuel T. Mok
                                        -----------------------------------
                                         Samuel T.Mok